Exhibit 99.3

CHESAPEAKE ENERGY CORPORATION - MANAGEMENT’S OUTLOOK AS OF MAY 11, 2021

Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance.

Year Ending 12/31/2021
Total production:
Oil - mmbbls	23.0 - 25.0
NGL - mmbbls	6.5 - 8.5
Natural gas - bcf	715 - 735
Total daily rate - mboe per day	410 - 420
Estimated basis to NYMEX prices, based on 4/30/21 strip prices:
Oil - $/bbl	($0.20) - ($0.60)
Natural gas - $/mcf	($0.40) - ($0.50)
NGL - realizations as a % of WTI	40% - 45%
Operating costs per boe of projected production:
Production expense	$1.85 - $2.15
Gathering, processing and transportation expenses	$4.90 - $5.40
Oil - $/bbl	$2.65 - $2.85
Natural Gas - $/mcf	$0.90 - $1.00
Severance and ad valorem taxes	$0.90 - $1.10
General and administrative(a)	$0.85 - $1.15
Depreciation, depletion and amortization expense	$5.00 - $6.00
Marketing net margin and Other ($ in millions)	$0 - $10
Interest expense ($ in millions)(b)	$70 - $80
Cash taxes ($ in millions)	$0 - $20
Adjusted EBITDAX, based on 4/30/21 strip prices ($ in millions)(c)	$1,550 - $1,650
Total capital expenditures ($ in millions)	$670 - $740

(a)	Includes ~$0.08/boe of expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.
(b)	Includes ~$15 million of non-cash interest expense due to timing of interest payments in 2021.
(c)	Adjusted EBITDAX is a non-GAAP measure used by management to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies. Adjusted EBITDAX excludes certain items that management believes affect the comparability of operating results. The most directly comparable GAAP measure is net income (loss), but it is not possible, without unreasonable efforts, to identify the amount or significance of events or transactions that may be included in future GAAP net income (loss) but that management does not believe to be representative of underlying business performance. The company further believes that providing estimates of the amounts that would be required to reconcile forecasted adjusted EBITDAX to forecasted GAAP net income (loss) would imply a degree of precision that may be confusing or misleading to investors. Items excluded from net income to arrive at adjusted EBITDAX include interest expense, income taxes, depreciation, depletion and amortization expense, and exploration expense as well as one-time items or items whose timing or amount cannot be reasonably estimated.
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